Exhibit 10.27

Proteon Therapeutics, Inc.

200 West St.

Waltham, MA  02451

October 1, 2014

Mr. Steven K. Burke

82 Willis Road

Sudbury, MA  01776

Re:                             Employment with Proteon Therapeutics, Inc.

Dear Steve,

Reference is hereby made to that certain Employment Letter Agreement, dated as of July 25, 2006, between you and Proteon Therapeutics, Inc. (the “Company” or “Proteon”), as amended by that certain First Amendment dated as of April 29, 2009 (as amended, the “Original Employment Agreement”).  This letter agreement (the “Agreement”) amends and restates the Original Employment Agreement in its entirety.  This letter contains the basic terms of your employment with the Company. If you agree to the terms and conditions set forth in this offer letter, please sign at the end of this letter in the space indicated.  This Agreement shall be effective contingent upon, and from and after, the consummation of the Company’s initial public offering (the “IPO”) of its common stock, par value $0.001 per share (“Common Stock”).

1.                                      Duties. You will be employed as the Company’s Senior Vice President and Chief Medical Officer. In this capacity, you will be responsible for all medical aspects of the Company and shall perform such duties as are ordinary, customary and necessary in your role as Senior Vice President and Chief Medical Officer.  You will report directly to the President and Chief Executive Officer of the Company who will be responsible for evaluating your performance.

2.                                      Place of Performance. You shall be based no more than fifty (50) miles outside of the Boston, Massachusetts area, although reasonable travel may be expected.

3.                                      Compensation. You will be compensated at a base rate of $378,100 per year (“Base Salary”), payable and due in accordance with the regular payroll of the Company for its executives. Upward adjustments to your Base Salary will be made at the discretion of the Board of Directors of the Company (the “Board”) with such increases typically made annually as part of the Company’s annual compensation review process.

4.                                      Annual Bonus. You will have an annual target bonus of 35% of your Base Salary (“Bonus”), subject to upward adjustments at the discretion of the Board typically made annually as part of the Company’s annual compensation review process.  The actual amount of this Bonus, if any and up to the full 35% target shall be determined by the Board, based on its assessment, in its discretion, of your and the Company’s performance.  The Bonus shall be paid in one lump sum following the completion of Company’s annual compensation review process and shall be paid at the same time that other employees’ annual bonuses are paid, but in no event later than March 15th of the calendar year immediately following the end of the annual performance review process, provided that you remain employed by the Company on the date of any such payment.  “Pro-Rata Bonus” means the Bonus that (but for the cessation of employment) would otherwise have been payable for the fiscal year in which the cessation occurs (based on actual performance outcomes for that year), multiplied by the following fraction: (i) the number of

Mr. Steven K. Burke

October 1, 2014

days that you were employed by the Company during that fiscal year, divided by (ii) 365.  For this purpose, the Bonus that would otherwise have been payable to you shall be determined by the Board in good faith and in the same manner applicable to active executive officers of the Company.

5.                                      Benefits. You will be entitled to participate in any and all employee benefit plans, programs and perquisites from time to time in effect for executives of the Company generally, on terms no less favorable than those provided to any other executive.

6.                                      Vacation. You will continue to accrue vacation on a monthly basis per standard Company policy.  Your vacation benefit shall not be less than three (3) weeks per annum and it shall be taken at such times and intervals as shall be determined by you, subject to the reasonable business needs of the Company.  Carry-over privileges for unused vacation time shall be consistent with Company policy.

7.                                      Business Expenses. The Company shall pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities hereunder, subject to such reasonable documentation as may be specified by the Company.

8.                                      Termination of Employment and Severance Benefits.

(a)                                 By the Company for Cause. The Company may terminate your employment hereunder for Cause, as defined below, provided that the Company has given written notice to you setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for Termination:

(i)                                     Your conviction of any crime involving a felony or any crime involving moral turpitude;

(ii)                                  Your willful failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company which, if capable of being cured, is not cured within thirty (30) days after written notice by the Company specifying in reasonable detail the nature of such failure or negligence;

(iii)                               Your material breach of this Agreement which, if capable of being cured, is not cured within thirty (30) days after written notice by the Company specifying in reasonable detail the nature of such breach; or

(iv)                              Your material breach of any agreements between you and the Company relating to confidentiality or inventions, including, without limitation, the Employee Confidentiality and Inventions Assignment Agreement between you and the Company that you are executing concurrently with this Agreement, which, if capable of being cured, is not cured within thirty (30) days after written notice by the Company specifying in reasonable detail the nature of such breach.

Upon giving written notice to you that your employment with the Company has been terminated for Cause, the Company shall have no further obligation to you, other than for Final Compensation, as defined below.

(b)                                 By Reason of Constructive Termination.  Provided you have not previously been notified of the Company’s intention to terminate your employment, you may resign from employment by

Mr. Steven K. Burke

October 1, 2014

reason of Constructive Termination within thirty (30) days after the occurrence of one of the events specified in 9(b) (i-v) below, by giving notice of your resignation in accordance with Section 18 below.  In the event of your death or disability as provided in Section 8(b)(vi) or 8(b)(vii) below your employment will terminate by reason of Constructive Termination as of the date of your death or as of the end of the one hundred eighty (180) day period, in the case of disability.

In the event of such termination, in addition to Final Compensation, you shall be entitled to the following:  (i) provided that no benefits are payable to you under a separate severance agreement as a result of such termination, an amount equal to twelve (12) months of your Base Salary, at the rate in effect on the date of termination, plus your annual Bonus in respect of any Calendar year that has been earned but not yet paid (for this purpose the Bonus earned for such calendar year shall be determined by the Board in good faith and in the same manner applicable to executive officers of the Company, your “Earned and Unpaid Bonus”) or, in the event Constructive Termination or a termination without Cause occurs within thirty (30) days prior to or three hundred sixty-five (365) days following a Corporate Transaction, twelve (12) months of your Base Salary at the rate in effect on the date of termination plus, only following a Corporation Transaction, an amount equal to your Pro-Rata Bonus plus any Earned and Unpaid Bonus, less applicable withholdings and deductions, paid in a lump sum as provided below (the “Severance Payment”); (ii) if you are participating in the Company’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums equal to the amount that the Company was paying for you under such group health insurance plans prior to the effective date of termination for twelve (12) months following or for the continuation period for which Employee is eligible, whichever is longer and in the event the continuation period is provided by state law and is less than twelve (12) months, pay to you the premium payments it would have made for the remainder of the twelve (12) month-period (the “COBRA Premiums”); (iii) fifty percent (50%) of any unvested stock options or unvested restricted shares held by you shall vest in full upon the occurrence of the Constructive Termination or a termination without Cause, accelerated to one hundred percent (100%) vesting in the event Constructive Termination or a termination without Cause occurs within thirty (30) days prior to or three hundred sixty-five (365) days following a Corporate Transaction (as defined below) (the “Option Acceleration”); and (iv) at your request, the post-termination exercise grace period set forth in your stock option agreements shall be extended to provide for an exercise period of up to one hundred eighty (180) days following the termination (the “Option Extension”); provided, however, that the Option Extension period shall not be extended beyond the period of time that would enable the stock option to remain exempt under Section 409A (as defined below).

Any obligation of the Company to you in Section 8(b) is conditioned upon you signing and returning to the Company a timely and effective release of claims, in the form attached hereto as Exhibit A (the “Release of Claims”). The Release of Claims required for separation benefits in accordance with this Section 8(b) creates legally binding obligations on your part and the Company and its Affiliates therefore advise you to seek the advice of an attorney before signing it. The Severance Payments shall be payable and due as a lump sum, and will be paid thirty (30) days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by you, is received by the Company, subject to Section 11(d) hereof.  The payment of the COBRA Premiums will commence on such later date as well.  Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall not be obligated to make any such payments or reimbursements to you.

The following shall constitute Constructive Termination:

Mr. Steven K. Burke

October 1, 2014

(i)                                     failure of the Company to provide you Base Salary (as may have been increased pursuant to Section 3) and benefits in accordance with the terms of this Agreement, excluding an inadvertent failure which is cured within ten (10) business days following written notice from you to the Company specifying in detail the nature of such failure;

(ii)                                  failure of the Company, or a successor to the Company, to provide you with a position that is equivalent in title, total compensation (salary and bonus), benefits or responsibilities to your then current position within ninety (90) days of a Corporate Transaction resulting in a material diminution of your responsibilities, duties or authority;

(iii)                               material diminution in the nature or scope of your responsibilities, duties or authority, or a reduction in your Base Salary (as may have been increased pursuant to Section 3) without your prior written consent;

(iv)                              relocation of your employment by more than fifty (50) miles outside of the Boston, Massachusetts area;

(v)                                 failure of the Company to materially comply with the terms of this Agreement;

(vi)                              termination of your employment as a result of your death; or

(vii)                           termination of your employment as a result of the fact that you become disabled during your employment with an illness, injury, accident or condition of either a physical or psychological nature, and, as a result, you are unable to perform substantially all of your duties and responsibilities hereunder, with or without a reasonable accommodation, for one hundred eighty (180) consecutive days in any three hundred sixty-five (365) consecutive calendar days.

“Constructive Termination” shall also mean failure by the Company, or a successor to the Company, prior to the one (1) year anniversary of a Corporation Transaction to offer you continued employment on mutually acceptable terms pursuant to the terms of a written agreement with the Company, any third party acquiror or any affiliate of the Company or such third party acquiror that contemplates or provides for your continued employment with the Company at any time from and after such Corporation Transaction or for your employment with such acquiror or any affiliate of such acquiror or the Company at any time from and after such Corporation Transaction.

(c)                                  By the Company Without Cause. The Company may terminate your employment hereunder without Cause. In the event of such termination, in addition to Final Compensation, you shall be entitled to the following: (i) the Severance Payment less applicable withholdings and deductions, paid in a lump sum as provided below, (ii) the COBRA Premiums; (iii) the Option Acceleration; and (iv) the Option Extension; provided, however, that the Option Extension period shall not be extended beyond the period of time that would enable the stock option to remain exempt under Section 409A.

Any obligation of the Company to you in Section 8(c) is conditioned upon you signing and returning to the Company a timely and effective Release of Claims. The Release of Claims required for separation benefits in accordance with this Section 8(c) creates legally binding obligations on your part and the Company and its Affiliates therefore advise you to seek the advice of an attorney before signing it. The Severance Payments shall be payable and due as a lump sum, and will be paid thirty (30) days

Mr. Steven K. Burke

October 1, 2014

following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by you, is received by the Company, subject to Section 11(d) hereof.  The payment of the COBRA Premiums will commence on such later date as well.  Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall not be obligated to make any such payments or reimbursements to you.

(d)                                 Section 280G.  If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to the termination or Constructive Termination of your employment with the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with your choice of whether to reduce cash payments or stock option compensation or both) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Taxes results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

9.                                      At-Will Employment. Please understand your employment is “at will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason, with thirty (30) days written notice. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and without prior notice, subject to all terms and conditions of this Agreement. Any contrary representations or agreements, which may have been made to you, are superseded by this Agreement.  This at-will relationship cannot be altered unless specifically set forth in writing and signed by both you and an authorized member of the Board.

10.                               Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)                                 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b)                                 “Corporate Transaction” as used herein shall mean any (i) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting stock is transferred, except for bona fide sales of the Company’s equity securities to venture investors for primarily fundraising purposes, or (iii) a sale of substantially all of the assets of the Company.

(c)                                  “Final Compensation” means (1) any Base Salary earned but not paid through the date of termination; (2) pay for any vacation time earned but not used through the date of termination; and (3) any business expenses incurred by you but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy.

Mr. Steven K. Burke

October 1, 2014

(d)                                 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

11.                               Tax Matters.

(a)                                 Subsections (a) through (e) of this Section 11 are intended to help ensure that compensation paid or delivered to you pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A. You bear the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for your services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

(b)                                 For the purposes determining when amounts of otherwise payable on account of your termination of employment will be paid, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment, any amounts payable on account of your termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following your termination of employment shall be paid or provided to you in a lump sum on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

(c)                                  Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind benefits to you, as specified under this Agreement, shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code (and, as a result, if there is a maximum dollar amount of expense reimbursement specified in this Agreement, only expenses in the first taxable year in which you could incur eligible expenses shall be eligible for reimbursement, to the limitation specified); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)                                 Any amounts otherwise payable on account of your termination of employment under this Agreement which (i) are conditioned in any part on a release of claims and (ii) would otherwise be paid (assuming the release is given) prior to the last day on which the release could become irrevocable assuming your latest possible execution and delivery of the release (such last day, the “Release Deadline”) shall be paid, if ever, only on the Release Deadline, even if your release becomes irrevocable before that date.  The Company may elect to make such payment up to thirty (30) days prior to the Release Deadline, however. If no such last day is specified in this Agreement, then such last day will be the sixtieth (60th) day after your termination of employment.

Mr. Steven K. Burke

October 1, 2014

(e)                                  In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)                                   The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of any options granted to you in connection with this Agreement or upon your sale or other disposition of the shares underlying any such options. You should rely on your own tax advisors for such advice. In particular, you acknowledge that in any event an option will not be treated as an ISO as to any shares acquired under any such option

(i)                                     more than twelve (12) months after your employment ends, if your employment ends on account of your death or total and permanent disability, or

(ii)                                  more than three (3) months after your employment ends, if your employment ends in any other circumstance.

12.                               Noncompetition Covenant. You agree that during the term of your employment by Company and for twelve (12) months thereafter, you will not, without Company’s express written consent, participate, whether as owner, stockholder (excluding holding of less than 1% of the stock of a public company), director, officer, manager, employee, agent or consultant or otherwise in any business, firm or corporation that is competitive with, or, with respect to action during the term of your employment by the Company, that would otherwise conflict with your employment by the Company. For the purposes of this section, a “business, firm or corporation that is competitive with” the Company means a business, firm or corporation that sells, or is developing for sale, Company Products or products that may be used in direct substitution for Company Products and would compete directly in the marketplace with such Company Products. “Company Products” means PRT-201 that the Company is developing for the reduction of vascular access failure in patients receiving hemodialysis. Your obligations under this Section 12 survive any termination of your employment.

13.                               Indemnification.  The Company shall indemnify you against any and all losses, liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts incurred by you in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of your duties hereunder to the fullest extent that the Company is permitted to indemnify you against the foregoing under applicable law. The Company shall at all times cause you to be included, in your capacities hereunder, under all liability insurance coverage (or similar insurance coverage), including directors’ and officers’ liability insurance, maintained by the Company.

14.                               Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15.                               Assignment and Successors. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate, or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, and may not otherwise assign this Agreement or its rights and obligations hereunder. You may not assign or transfer this Agreement or any rights or obligations hereunder.

Mr. Steven K. Burke

October 1, 2014

16.                               Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.                               Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.                               Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

19.                               Entire Agreement. This Agreement, the Employee Confidentiality and Inventions Assignment Agreement that you have previously executed with the Company, constitute the entire agreement between the parties and amend and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.

20.                               Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

[The remainder of this page is intentionally left blank.

Signatures on following page.]

Mr. Steven K. Burke

October 1, 2014

Best Regards,

PROTEON THERAPEUTICS, INC.

By:	/s/ Timothy P. Noyes
Timothy P. Noyes
President and Chief Executive Officer

I have read, understand and accept the enclosed offer of employment with Protean Therapeutics, Inc.

/s/ Steven K. Burke	October 1, 2014
Steven K. Burke	Date

EXHIBIT A

Release of Claims

In consideration of the promises and covenants recited in the Employment Agreement dated as of                            by and between Proteon Therapeutics, Inc. (the “Company”) and Steven K. Burke (the “Executive”), the Executive enters into this Release of Claims.

The Executive hereby releases, waives and discharges his right to assert any legal claim or right, known or unknown, that arose on or before the Effective Date (as defined below), against the Company arising from any conduct by the Company or any of the Company’s affiliates, parents, subsidiaries, directors, officers, shareholders, creditors, insurers, representatives, agents, or employees.

The claims the Executive is releasing include, without limitation, any and all claims arising out of or related to his employment with the Company and his separation from employment with the Company. Such claims include, without limitation, any claims under the Massachusetts Fair Employment Practices Act, M. GL c. 151B, the Massachusetts Wage Act, M GL c. 149 § 148, and any federal, state and local statutes, common law, orders, and regulations prohibiting discrimination or harassment on the basis of age, sex, sexual orientation, race, color, disability, religion, national origin, and any other protected characteristic, as well as any common law claims, including without limitation claims arising out of agreements, representations or policies related to his employment, and claims for wrongful termination, misrepresentation, personal injury, emotional distress, breach of contract, interference with contractual or advantageous relations, and violation of the covenant of good faith and fair dealing.

The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). The Executive is advised that this is an important legal document, and is further advised to consult with an attorney before entering into it. The Executive affirms that he understands the terms of this Agreement and that he knowingly and voluntarily is entering into this Agreement.

The Executive acknowledges that this release releases claims under the Massachusetts Wage Act, M GL c. 149 §148, and further that he has been paid all compensation owed for services performed for the Company. The Executive acknowledges that he has not been denied any leave under the FMLA, and that he has not been retaliated against for taking such leave. The Executive agrees that these terms represent a full and final settlement of any and all claims he may have arising out of his employment with the Company, except that this Agreement shall not release or affect any vested rights he may have (1) under the Company’s 401 (k) plan, (2) under the terms of this Agreement, (3) to continue health insurance coverage under COBRA, and (4) which by law cannot be released in this manner.

Nothing in this Agreement shall be construed to waive claims that cannot be waived under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s, or any local agency’s, independent rights and responsibilities to enforce the law. The Executive recognizes and agrees, however, that while this Agreement does not affect his right to file a charge or participate in an investigation or proceeding conducted by a Commission, it does bar any claim he might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Agreement.

The Executive understands that he has until forty five (45) days after receiving this Agreement to consider this Agreement. The Executive further understands that if he executes and returns the Agreement prior to the expiration of this forty five (45) day period, he has waived any right he may have to additional time within which to consider the Agreement.

The Executive has seven (7) days after the day he signs this agreement to revoke it. To revoke this agreement after signing it, he must deliver a written notice of revocation to the Company’s Chief Executive Officer at the Company’s offices before the seven day period expires. This Agreement shall not become effective until the eighth (8th) day after the day the Executive signs the Agreement (the “Effective Date”). If the Executive revokes this Agreement it will not become enforceable and he will not receive the benefits described in the Employment Agreement and this Agreement.

IN WITNESS WHEREOF, the Executive has duly executed this Agreement.

Steven K. Burke

Steven K. Burke
Date: